Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Declares Cash Dividend

Burr Ridge, Illinois—(March 29, 2012) BankFinancial Corporation (Nasdaq – BFIN) announced that its Board of Directors declared a cash dividend of $0.01 per common share. The dividend will be payable on April 25, 2012 to stockholders of record on April 11, 2012.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 20 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At December 31, 2011, BankFinancial had total assets of $1.564 billion, total loans of $1.227 billion, total deposits of $1.333 billion and stockholders’ equity of $200 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by BankFinancial’s subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on BankFinancial’s web site at http://www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234